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                      THOMAS & BETTS CORPORATION RETIREMENT PLAN
                              FOR NONEMPLOYEE DIRECTORS
                            (as amended December 3, 1997)


     Effective as of September 6, 1989, THOMAS & BETTS CORPORATION hereby establishes the Thomas & Betts Corporation Retirement Plan for Nonemployee Directors, including Nonemployee Directors that have retired on or after May 1, 1987, a nonqualified deferred compensation plan for the exclusive benefit of its Nonemployee Directors, pursuant to authorization of the Board of Directors of THOMAS & BETTS CORPORATION.

                                      ARTICLE I
                                     INTRODUCTION

     Section 1.1    NAME OF PLAN.   The name of the plan is the "Thomas & Betts
Corporation Retirement Plan for Nonemployee Directors." It is also referred to as the "Plan."

     Section 1.2    EFFECTIVE DATE.   The effective date of the Plan is
September 6, 1989.

                                      ARTICLE II
                                     DEFINITIONS

     Section 2.1    "Beneficiary" shall mean the person or persons, natural or
otherwise,   designated by a Participant under Section 4.1 to receive a death benefit payable under Section 3.4.

     Section 2.2 "Board" shall mean the Board of Directors of Thomas & Betts Corporation.

     Section 2.3 "Board Service Year" shall mean the interval between two successive Annual Meetings of Shareholders. Any fraction of a year shall be deemed a full Board Service Year.

     Section 2.4 "Change of Control" shall mean a change of control of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a "Change of Control" shall be deemed


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to have occurred if: (i) a third person, including a "group" as such term is used in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of the Company's outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; or (ii) individuals who, as of the date hereof, constitute the Board (the Board generally and as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board.

     Section 2.5    "Company" shall mean Thomas & Betts Corporation.

     Section 2.6 "Committee" shall mean the Corporate Governance Committee of the Board or its delegate.

     Section 2.7 "Nonemployee Director" shall mean a director serving on the Board of the Company who is not and has never been an employee of the Company or any of its subsidiaries or affiliated business entities.

     Section 2.8 "Participant" shall mean a person who satisfies or has satisfied all eligibility requirements necessary to receive benefits under this Plan pursuant to Section 3.1.

     Section 2.9 "Payment Date" shall mean the last business day in April of each calendar year.

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     Section 2.10   "Retainer" shall mean the annual retainer fee in effect at the time that a Participant's service on the Board as a Nonemployee Director is terminated.


                                     ARTICLE III
                               BENEFITS UNDER THE PLAN

     Section 3.1    ELIGIBILITY TO RECEIVE BENEFITS.    A Nonemployee Director
shall be eligible to receive benefits under this Plan if (1) he or she was elected a member of the Board prior to December 4, 1997, and (2) at the time of termination from service as a Nonemployee Director, such person has completed at least five (5) Board Service Years (whether or not such periods are consecutive) as a Nonemployee Director or there has been a Change of Control.

     Section 3.2    VESTING OF BENEFITS.    No Participant shall be vested in
any benefits under this Plan until such Participant completes five (5) Board Service Years (whether or not such periods are consecutive) as a Nonemployee Director. After completion of five (5) Board Service Years (whether or not such periods are consecutive) as a Nonemployee Director, a Participant shall be vested fifty percent (50%) in the benefits provided under the Plan. For each additional Board Service Year as a Nonemployee Director thereafter, a Participant shall vest an additional ten percent (10%) until such Participant is fully vested. In the case of any break in service, all Board Service Years shall be aggregated to measure the total period of service. Notwithstanding any provision in this Section 3.2, in the event of a Change of Control, a Participant shall be one hundred percent (100%) vested in the benefits provided under this Plan.

     Section 3.3    AMOUNT OF ANNUAL BENEFIT PAYABLE.    A participant who is
eligible to receive benefits under this Plan shall be entitled to receive an annual benefit of an amount equal


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to the Participant's vested percentage (calculated in accordance with Section
3.2) of the Retainer (the "Annual Benefit").

     Section 3.4    TIME AND DURATION OF PAYMENTS.    The Annual Benefit
shall be paid to the Participant or his or her Beneficiary on each Payment Date, beginning with the Payment Date immediately following the Participant's termination from service as a Nonemployee Director (the "First Payment Date"). The Annual Benefit shall be paid for a number of Payment Dates (which includes the First Payment Date) not to exceed the lesser of:

     (a) The Participant's number of Board Service Years as a Nonemployee Director; or

     (b)  10 payment dates.

     In the event of the death of a Participant, any benefit under the plan that remains unpaid shall be paid to his or her Beneficiary at the same time and in the same manner that the benefit would have been paid to the Participant.

     However, a Participant may elect to defer the commencement date for the payment of benefits under this Plan from the First Payment Date to the Payment Date immediately following the date on which such Participant attains age 70. Such election must be in writing and delivered to the committee prior to the date that such Participant terminates service as a Nonemployee Director. In the case of an election pursuant to this Section 3.4, the amount of the Annual Benefit for each year provided by Section 3.3 shall be increased annually, until such Annual Benefit is paid, by interest in an amount equal to the rate of interest that the Company could obtain for an investment in a one-year Certificate of Deposit on the Payment Date.

     Section 3.5    NON-ASSIGNABILITY OF INTERESTS.    The interests herein and
the right to receive benefits hereunder may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or

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a Participant becomes bankrupt, the interests under the Plan of the person affected may be terminated by the Committee, which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such interests as it deems appropriate.

     Section 3.6    UNFUNDED AND UNSECURED PROMISE TO PAY.    Any benefit
under this Plan shall be an unfunded and unsecured promise to pay and any payments made by the Company pursuant to this Plan shall be made from the general assets of the Company. However, the Company may in its discretion set aside assets or purchase annuity or life insurance contracts to discharge all or a part of its obligation under this Plan. Any such assets shall remain the property of the Company, subject to creditors of or claims against the Company. However, nothing contained in this Plan shall be construed as the creation by the Company of an escrow account or trust fund or any other form of asset segregation. The rights of a Participant or his or her Beneficiary shall be only those of an unsecured creditor and such persons shall not have any right, title or interest in any assets of the Company.
The only right of the Participant or his or her Beneficiary shall be the right to receive the benefits provided by this Plan.

     Section 3.7    FORFEITURE OF BENEFITS.    All benefits not yet paid for
which a Nonemployee Director would be otherwise eligible under this Plan shall be forfeited in the event that the Committee determines that any of the following circumstances has occurred:

     (a) The Nonemployee Director has engaged in knowing and willful misconduct in connection with his or her service as a director; or

     (b) The Nonemployee Director, without the consent of the Board at any time during or after his or her period of service as a Nonemployee Director, is employed by, becomes associated with, renders service (as a director or otherwise) to, or owns an


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     interest (other than as a shareholder with a nonsubstantial interest) in, any business which is competitive with, or which controls a business which is competitive with the Company or any affiliates of the Company.


                                      ARTICLE IV
                                    BENEFICIARIES

     Section 4.1    DESIGNATION OF BENEFICIARY.     Each Participant may
designate from time to time any person or persons, natural or otherwise, as his or her Beneficiary or Beneficiaries to whom benefits under Section 3.4 are to be paid. Each Beneficiary designation shall be made on a form prescribed by the Committee and shall be effective only if one executed copy thereof is mailed, filed or otherwise delivered to the Committee during the Participant's lifetime. Each executed Beneficiary designation mailed, filed or otherwise delivered during the Participant's lifetime to the Committee shall revoke all Beneficiary designations previously made by the Participant.
 If no beneficiary designation is on file with the Committee at the time of the Participant's death, or if the person or persons designated as Beneficiary shall have predeceased the Participant, or if there is a dispute as to the Participant's legal beneficiary, the benefits under Section 3.4 shall be paid to the Participant's estate.

                                      ARTICLE V
                                 PLAN ADMINISTRATION

     Section 5.1   ADMINISTRATION.     This Plan shall be administered by the
Committee. The Committee shall have the authority to interpret this Plan and any such interpretation shall be final and binding on all parties. The Committee shall have the authority to delegate to others the duties and responsibilities of maintaining records and making distributions hereunder. The Board, or if

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specifically delegated, its delegate, may amend or terminate this Plan at any time, provided that no such amendment or termination shall adversely affect the amounts payable under the Plan before the time of such amendment or termination unless the Participant becomes entitled to a benefit at least equal in value to such amount under another plan or practice adopted by the Company, and provided, further, that after a Change of Control this Plan may not be amended with respect to the amount or treatment of benefits already accrued under this Plan without the written consent of a majority of Participants determined as of the day before such Change of Control. The Company will pay for all distributions made pursuant to this Plan and for all costs, charges and expenses relating to the administration of this Plan.

     Section 5.2    APPLICABLE LAW.    All questions pertaining to the
construction, validity and effect of this Plan shall be determined in accordance with the laws of the State of Tennessee.